Exhibit 99.1

              PAYLESS SHOESOURCE ANNOUNCES THE CLOSE OF COLLECTIVE
                            INTERNATIONAL ACQUISITION

           Acquisition Launches Payless Into New Growth Area of Brand
         Development Management and Licensing; Supports Retailer's House
             of Brands Strategy with Leading Youth Lifestyle Brand,
                   Airwalk(R), Among Top Brands in Transaction

    TOPEKA, Kan., March 30 /PRNewswire-FirstCall/ -- Payless ShoeSource
(NYSE: PSS) announced today it has closed its previously announced acquisition of Collective International, LP, a Denver-based brand development, management and licensing company. The purchase price of the all-cash transaction was approximately $91 million, excluding transaction costs and remains subject to customary purchase price adjustments to reflect current assets and total liabilities.

    Collective's focus is on the growing active sport lifestyle market driven predominantly by board-sport inspired trends from surf, skateboard, and snowboard sports. Collective will operate as a wholly-owned subsidiary headed by Collective's President and CEO Bruce Pettet and staffed by Collective's design and licensing team. The subsidiary will continue to manage it's strong brand portfolio including Airwalk(R), Vision Street Wear(R), Lamar(R), Sims(R), LTD(R), genetic(TM), Dukes(R), Rage(R), Ultra-Wheels(R), and Skate Attack(R) and has plans for portfolio expansion as well.

    Payless has been a licensee of the Airwalk brand since 2003 and features the brand on a wide range of footwear and accessories. Payless has helped drive Airwalk to the number two skate footwear brand in America.

    This acquisition establishes Payless in the brand management and licensing business. The new business will provide growth opportunities across multiple product categories in domestic and international markets to create new revenue streams from wholesaling or licensing to other retailers and third parties.

    Payless ShoeSource, Inc., the largest specialty family footwear retailer in the Western Hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com .